Exhibit 99.1

FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces

Stockholder Authorization of Sale of

Remaining Interests in Venezuela

HOUSTON, May 7, 2014 — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that at its special stockholders meeting held today, holders of a majority of the shares of the Company’s common stock authorized the sale of the Company’s remaining interests in Venezuela, consisting of the Company’s indirect 20.4 percent equity interest in Petrodelta, S.A., to Petroandina Resources Corporation N.V. (Buyer), an affiliate of Pluspetrol Resources Corporation B.V. (Pluspetrol), for the purchase price of $275 million. The sale remains subject to, among other things, approval by the Government of Venezuela. Two other proposals related to the transaction were also approved by the stockholders.

On December 16, 2013, the Company announced that it and its wholly-owned subsidiary, HNR Energia B.V. (HNR Energia), had entered into a Share Purchase Agreement with Buyer and Pluspetrol to sell, in two separate transactions, all of the Company’s interests in Venezuela, for an aggregate purchase price of $400 million in cash. Under the Share Purchase Agreement, the Buyer agreed to purchase Harvest’s 32 percent equity interest in Petrodelta, S.A. by purchasing HNR Energia’s 80 percent equity interest in Harvest-Vinccler Dutch Holding B.V. (Harvest Vinccler) in two transactions of 29 percent and 51 percent, respectively. Harvest Vinccler owns, indirectly through wholly-owned subsidiaries, a 40 percent equity interest in Petrodelta, S.A.

The first closing occurred on December 16, 2013, contemporaneously with the signing of the Share Purchase Agreement, when Harvest sold a 29 percent equity interest in Harvest Holding, which represents an indirect 11.6 percent equity interest in Petrodelta, for $125 million.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, and China and a business development office in Singapore. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow, timing and certainty of future transactions and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.